Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF XACTLY CORPORATION

Xactly Corporation, a corporation organized and existing under the General Corporation Law of Delaware, hereby certifies as follows:

1. The name of the corporation is Xactly Corporation.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 1, 2005.

3. This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation, as herein set forth in full:

“ARTICLE I

The name of the corporation is Xactly Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 70,015,957 shares, 10,652,633 of which shares shall be designated “Series A Preferred Stock,” 9,501,539 of which shares shall be designated “Series B Preferred Stock,” 12,031,497 of which shares shall be designated “Series C Preferred Stock,” 15,563,652 of which shares shall be designated “Series D Preferred Stock,” 15,166,636 of which shares shall be designated “Series E Preferred Stock” and 7,100,000 of which shares shall be designated “Series D-1 Preferred Stock.”

A. Preferred Stock. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series D-1 Preferred Stock (collectively the “Preferred Stock”) are as follows:

1. Dividends.

(a) The holders of the then outstanding shares of Preferred Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the annual rate of (i) $0.152 per share of Series D-1 Preferred Stock (the “Series D-1 Dividend Rate”), (ii) $0.0639 per share of Series E Preferred Stock (the “Series E Dividend Rate”), (ii) $0.152 per share of Series D Preferred Stock (the “Series D Dividend Rate”), (iii) $0.1016 per share of Series C Preferred Stock (the “Series C Dividend Rate”), (iv) $0.0676 per share of Series B Preferred Stock (the “Series B Dividend Rate”), and (v) $0.032 per share of Series A Preferred Stock (the “Series A Dividend Rate”), in each case as adjusted for any stock splits, stock dividends, and similar recapitalization events with respect to such shares (each such event, a “Recapitalization Event”). Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates applicable to each series of Preferred Stock. No dividends shall be paid on any share of Common Stock unless a dividend (in addition to the amount of any dividends to be preferentially paid pursuant to the above provisions of this Article IV, Paragraph A, Section 1(a)) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest. Unless dividends are being paid in conjunction with a liquidation or winding up of the Corporation, all dividends shall be payable only out of the retained earnings of the Corporation.

(b) Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

2. Liquidation Preference. In the event of a Liquidation Event (as defined below), the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a) First, the holders of shares of Series D-1 Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made in respect of the Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock (together those five series of Preferred Stock are the “Junior Preferred Stock”) or Common Stock, an amount equal to the product of (i) two (2) and (ii) $1.90 per share of Series D-1 Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series D-1 Price”), plus all declared and unpaid dividends on the Series D-1 Preferred Stock to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series D-1 Preferred Stock of the full preferential amounts described in this Article IV, Paragraph A, Section 2(a), then the entire amount of the assets available for distribution to stockholders shall be distributed to the holders of the Series D-1 Preferred Stock, pari passu and ratably in proportion to the full preferential amounts which they would otherwise be entitled to receive pursuant to the preceding sentence of this Article IV, Paragraph A, Section 2(a).

(b) After the full preferential amounts due the holders of Series D-1 Preferred Stock pursuant to Article IV, Paragraph A, Section 2(a) have been paid or set aside, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made in respect of the Corporation’s Common Stock, an amount equal to (i) $0.7988 per share of Series E Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series E Price”), (ii) $1.90 per share of Series D Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series D Price”), (iii) $1.27 per share of Series C Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series C Price”), (iv) $0.8446 per share of Series B Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series B Price”) and (v) $0.40 per share of Series A Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series A Price”; the “Original Series A Price,” “Original Series B Price,” “Original Series C Price,” “Original Series D Price,” “Original Series E Price” and “Original Series D-1 Price each an “Original Issue Price”), plus all declared and unpaid dividends on the Junior Preferred Stock to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution after the payment of the amounts set forth in Article IV, Paragraph A, Section 2(a) above are insufficient to permit the payment to the holders of Junior Preferred Stock of the full preferential amounts described in this Article IV, Paragraph A, Section 2(b), then the entire amount of such remaining assets available for distribution to stockholders shall be distributed to the holders of the Junior Preferred Stock, pari passu and ratably in proportion to the full preferential amounts which they would otherwise be entitled to receive pursuant to the preceding sentence of this Article IV, Paragraph A, Section 2(b).

(c) After the full preferential amounts due the holders of Preferred Stock pursuant to Article IV, Paragraph A, Sections 2(a) and 2(b) have been paid or set aside, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series D-1 Preferred Stock pari passu and ratably in proportion to the number of shares of Common Stock then held by each holder (assuming for such purposes the full conversion of all Preferred Stock into Common Stock), provided that (i) a holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D-1 Preferred Stock shall cease participating in the distribution of assets pursuant to this paragraph (c) with respect to such series of Preferred Stock once such holder has received an aggregate of four (4) times the respective Original Issue Price applicable to the shares of such series of Preferred Stock then held by such holder (including amounts received pursuant to Article IV, Paragraph A, Sections 2(a) and 2(b) above) and (ii) a holder of Series D Preferred Stock and/or Series E Preferred Stock shall cease participating in the distribution of assets pursuant to this paragraph (c) with respect to such series of Preferred Stock once such holder has received an aggregate of three (3) times the respective Original Issue Price applicable to the shares of such series of Preferred Stock then held by such holder (including amounts received pursuant to Article IV, Paragraph A, Section 2(b) above). Once all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series D-1 Preferred Stock have ceased participating pursuant to this paragraph (c), the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed to the holders of Common Stock ratably in proportion to the number of shares of Common Stock then held by each such holder.

(d) In the event of any of the following events or transactions, the aggregate consideration received by the Corporation or by the stockholders of the Corporation as a result of such event or transaction shall be distributed to the stockholders of the Corporation, and such consideration shall be allocated among the stockholders of the Corporation in the manner provided under Article IV, Paragraph A, Sections 2(a)-(c) above, and each of the following events or transactions shall be deemed to be a “Liquidation Event” as that term is used in this Restated Certificate of Incorporation: (i) the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary; (ii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation), other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of related transactions, in proportions substantially similar to those that existed immediately prior to such transaction or series of related transactions (and excluding for purposes of determining the relative proportionate ownership of each stockholder of the Corporation any voting power held or received by such stockholder as a result of any ownership interest in any party (other than the Corporation) to the transaction or series of related transactions held by such stockholder prior thereto); (iii) the sale or transfer by the Corporation or its stockholders of more than 50% of the voting power of the Corporation in a transaction or series of related transactions; provided, however, that sales or transfers by a stockholder to any affiliate of such stockholder shall not be deemed a Liquidation Event; and (iv) the sale, lease, transfer, exclusive license or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets or intellectual property of the Corporation. Notwithstanding the foregoing, neither (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation nor (B) the sale of shares of Preferred Stock of the Corporation in a transaction or series of related transactions effected primarily for equity financing purposes shall be deemed a Liquidation Event. Notwithstanding anything herein to the contrary, any event that would otherwise require a distribution to the stockholders pursuant to this paragraph (d) or that would otherwise be deemed a Liquidation Event may, with the written consent or affirmative vote of the majority of the then outstanding shares of Preferred Stock voting together as a single class, be excluded either prospectively or retroactively from the requirement for any such distribution and from the definition of Liquidation Event.

(e) In the event of any Liquidation Event of the Corporation involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:

(i) In the case of securities that are not subject to investment letter or other similar restrictions on free tradability,

(A) if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities over the ten (10) trading day period ending three (3) days prior to the closing of such transaction or event;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of (i) the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) days prior to the closing of such transaction or event; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

(ii) In the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Article IV, Paragraph A, Section 2(e)(i) to reflect the approximate fair market value thereof, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

(iii) In the case of any other property, the value shall be equal to the property’s fair market value, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

(f) Notwithstanding Article IV, Paragraph A, Section 2(a)-(c), if, upon such Liquidation Event, holders of outstanding shares of any one or more series of Preferred Stock would receive more than the aggregate amount to be received under Article IV, Paragraph A, Sections 2(a)-(c) above in the event all of their shares of any such respective series of Preferred Stock were converted into shares of Common Stock pursuant to the provisions of Article IV, Paragraph A, Section 3 hereof immediately prior to such Liquidation Event and such shares of Common Stock received a liquidating distribution or distributions from the Corporation, then each such holder of outstanding shares of each such applicable series of Preferred Stock in connection with such Liquidation Event shall be entitled to receive in lieu of the payments described in Article IV, Paragraph A, Sections 2(a)-(c), an amount per share of each such respective series of Preferred Stock equal to such amount as would have been payable in respect of each share of Common Stock (including any fraction thereof) issuable upon conversion of such share of Preferred Stock had such share of Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of Article IV, Paragraph A, Section 3 hereof at the then applicable Conversion Rate (as defined below) for the respective series of Preferred Stock.

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, upon compliance by the holder thereof with the provisions of Article IV, Paragraph A, Section 3(c) below into Common Stock. The number of shares of fully paid and nonassessable Common Stock into which each share of Series D-1 Preferred Stock may be converted shall equal the Original Series D-1 Price divided by the Series D-1 Conversion Price (as defined below) in effect at the time of conversion (the “Series D-1 Conversion Rate”). The number of shares of fully paid and nonassessable Common Stock into which each share of Series E Preferred Stock may be converted shall equal the Original Series E Price divided by the Series E Conversion Price (as defined below) in effect at the time of conversion (the “Series E Conversion Rate”). The number of shares of fully paid and nonassessable Common Stock into which each share of Series D Preferred Stock may be converted shall equal the Original Series D Price divided by the Series D Conversion Price (as defined below) in effect at the time of conversion (the “Series D Conversion Rate”). The number of shares of fully paid and nonassessable Common Stock into which each share of Series C Preferred Stock may be converted shall equal the Original Series C Price divided by the Series C Conversion Price (as defined below) in effect at the time of conversion (the “Series C Conversion Rate”). The number of shares of fully paid and nonassessable Common Stock into which each share of Series B Preferred Stock may be converted shall equal the Original Series B Price divided by the Series B Conversion Price (as defined below) in effect at the time of conversion (the “Series B Conversion Rate”). The number of shares of fully paid and nonassessable Common Stock into which each share of Series A Preferred Stock may be converted shall equal the Original Series A Price divided by the Series A Conversion Price (as defined below) in effect at the time of conversion (the “Series A Conversion Rate”). The Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, Series D Conversion Rate, Series E Conversion Rate and Series D-1 Conversion Rate are, together, the “Conversion Rates” and individually a “Conversion Rate”. The conversion price for the Series D-1 Preferred Stock shall initially be $1.90, subject to adjustment as provided in Article IV, Paragraph A, Section 3(d) below (the “Series D-1 Conversion Price”); the conversion price for the Series E Preferred Stock shall initially be $0.7988, subject to adjustment as provided in Article IV, Paragraph A, Section 3(d) below (the “Series E Conversion Price”); the conversion price for the Series D Preferred Stock shall initially be $1.90, subject to adjustment as provided in Article IV, Paragraph A, Section 3(d) below (the “Series D Conversion Price”); the conversion price for the Series C Preferred Stock shall initially be $1.27, subject to adjustment as provided in Article IV, Paragraph A, Section 3(d) below (the “Series C Conversion Price”); the conversion price for the Series B Preferred Stock shall initially be $0.8446, subject to adjustment as provided in Article IV, Paragraph A, Section 3(d) below (the “Series B Conversion Price”); and the conversion price for the Series A Preferred Stock shall initially be $0.40, subject to adjustment as provided in Article IV, Paragraph A, Section 3(d) below (the “Series A Conversion Price”).

(b) Automatic Conversion.

(i) Each share of Junior Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, Series D Conversion Rate and Series E Conversion Rate, as the case may be, then applicable to each such share of Preferred Stock, upon (A) the vote or written consent of the holders of at least two-thirds of the voting power represented by the then outstanding shares of Junior Preferred Stock voting together as a single class, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock at an offering price of not less than $5.00 per share, as adjusted for any Recapitalization Event, with aggregate gross proceeds to the Corporation (prior to the payment of underwriters’ discounts and commissions) of not less than $40,000,000 (a “Qualified IPO”).

(ii) Each share of Series D-1 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, based upon the then effective Series D-1 Conversion Rate upon: (A) the closing of a Qualified IPO; (B) the vote or written consent of the holders of at least 75% of the voting power represented by the then outstanding shares of Series D-1 Preferred Stock, voting as a separate class; or (C) the vote or written consent of the holders of at least two-thirds of the voting power represented by the then outstanding shares of Preferred Stock, voting together as a single class, provided that, in the case of this subclause (C) only, all outstanding shares of Preferred Stock are to be concurrently converted into shares of Common Stock based upon the then effective Conversion Prices (x) as a condition to, and effective upon, the closing of the issuance and sale of capital stock by the Corporation in an equity financing in which the Corporation receives gross proceeds from the sale of its stock of not less than $5,000,000 and (y) not in connection with or in contemplation of any Liquidation Event in which the aggregate net proceeds available for distribution to the stockholders of the Corporation is an amount less than or equal to $33,000,000.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the headquarters of the Corporation or of any transfer agent for the Corporation, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion upon the requisite vote of the holders or upon a Qualified IPO pursuant to Article IV, Paragraph A, Section 3(b) above). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that, in the case of an automatic conversion upon the requisite vote of the holders or upon a Qualified IPO pursuant to Article IV, Paragraph A, Section 3(b) above, such conversion shall be deemed to have been made at the close of business upon the date of such vote or immediately prior to the closing of the Qualified IPO, as applicable) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Article IV, Paragraph A, Section 3(b) above, the outstanding shares of Preferred Stock that are subject to such event shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such converted shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

(d) Adjustments to Conversion Price for Dilutive Issuances.

(i) Special Definitions. For purposes of this Article IV, Paragraph A, Section 3(d), the following definitions shall apply:

(A) “Original Issue Date” of a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued by the Corporation.

(B) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article IV, Paragraph A, Section 3(d)(ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1) shares of Common Stock issued to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other compensatory stock incentive program or agreement approved by the Board of Directors; provided, however, that the net cumulative aggregate number of such shares shall not exceed 15,144,691 (as adjusted for stock dividends, combinations, splits, recapitalizations and the like and for the repurchase of unvested shares or the cancellation of options previously issued pursuant to any such plan) unless a greater amount of shares is approved by the Board of Directors and the affirmative vote or written consent of the holders of at least a majority of the then outstanding Preferred Stock voting together as a single class, such vote or consent of such holders specifically providing that such shares shall not be considered Additional Shares of Common Stock hereunder;

(2) shares of Common Stock issued in connection with a Qualified IPO;

(3) shares of Common Stock issued upon conversion of the Preferred Stock;

(4) shares of Common Stock issued upon exercise, conversion or exchange of any Options or Convertible Securities to the extent of rights thereunder that are outstanding as of the date of this Restated Certificate of Incorporation;

(5) shares of Common Stock issued as a dividend or distribution on the Preferred Stock or pursuant to any other event for which an adjustment is made pursuant to Article IV, Paragraph A, Section 3(d)(v);

(6) shares of Common Stock issued after the date of this Restated Certificate of Incorporation to landlords, financial institutions or equipment lessors in connection with real estate transactions, commercial credit arrangements or equipment financings, provided that the net cumulative aggregate number of shares subject to such issuances does not exceed, 500,000 shares (as adjusted for any stock splits, stock dividends, and similar recapitalization events), in each case as approved by the Board of Directors; or

(7) shares of Common Stock issued in connection with business combinations (including, without limitation, pursuant to the acquisition of another entity by the Corporation by merger, purchase of all or substantially all of the assets or other reorganization) or corporate partnering or joint venture arrangements, in each case in transactions unanimously approved by the Board of Directors.

(C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(D) “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(ii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

(A) The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to have been issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) Except as provided in paragraphs (C) and (D) below, no further adjustment to the Conversion Price of a series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(C) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or for any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from any antidilution provisions of such Options or Convertible Securities), the Conversion Price of a

series of Preferred Stock for which an adjustment was computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such change in consideration or increase or decrease in share number becoming effective, be recomputed to reflect such change or such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Conversion Price shall not exceed the Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock.

(D) Upon the expiration of any such Options or Convertible Securities, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Article IV, Paragraph A, Section 4(d)(iv)) upon the issuance of the Convertible Securities with respect to which such Options were actually exercised.

(iii) Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IV, Paragraph A, Section 3(d)(ii)) after the Original Issue Date without consideration or for a consideration per share less than the respective Conversion Price in effect for a series of Preferred Stock immediately prior to such issuance, then and in each such event such Conversion Price shall be reduced to a price (rounded to the nearest one-hundredth of one cent) equal to such Conversion Price then in effect multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect for such series of Preferred Stock immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this Article IV, Paragraph A, Section 3(d)(iii), the number of shares of Common Stock outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(iv) Determination of Consideration. For purposes of this Article IV, Paragraph A, Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

(3) in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by Board of Directors in the good faith exercise of its reasonable business judgment.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article IV, Paragraph A, Section 3(d) relating to Options and Convertible Securities shall be equal to:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options and/or the conversion or exchange of such Convertible Securities.

(v) Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the Original Issue Date, the Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted. In the event the outstanding shares of Preferred Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Preferred Stock after the Original Issue Date, the applicable Dividend Rate and Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Common Stock Dividends and Distributions. If, after the Original Issue Date, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price for each series of Preferred Stock that is then in effect shall be decreased by multiplying such Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Article IV, Paragraph A, Section 3(d)(v)(B) to reflect the actual payment of such dividend or distribution.

(C) Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Article IV, Paragraph A, Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the distribution that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such distribution receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article IV, Paragraph A, Section 3 with respect to the rights of the holders of Preferred Stock.

(D) Recapitalizations and Reorganizations. In the case of any recapitalization or capital reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Article IV, Paragraph A, Section 3 or a Liquidation Event provided for in Article IV, Paragraph A, Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such shares of stock or other securities or property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article IV, Paragraph A, Section 3 with respect to the rights of the holders of Preferred Stock.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price in effect for a series of Preferred Stock pursuant to this Article IV, Paragraph A, Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of such Preferred Stock.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation. The number of whole shares issuable to each holder of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock being converted into Common Stock by such holder at that time.

(g) Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend) or to subscribe for or purchase any shares of stock of any class or to receive any other rights, (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) of any Liquidation Event, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of the Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least ten days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reorganization, reclassification, recapitalization, or Liquidation Event is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, or Liquidation Event; provided, however, that such notice period may be shortened or waived prospectively or retrospectively upon the affirmative vote or written consent of holders of Preferred Stock that are entitled to such notice rights and that represent at least a majority of the voting power of all then outstanding shares of the Preferred Stock. If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of Preferred Stock.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Waiver of Adjustment to Conversion Price. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, any adjustment of the Conversion Price in effect for a particular series of Preferred Stock required by Article IV, Paragraph A, Section 3(d)(iii) above may be waived, either prospectively or retroactively in a particular instance, by the written consent or vote of the holders of a majority of the then outstanding shares of such series of Preferred Stock. Any such waiver shall bind all holders of such series of Preferred Stock.

4. Voting Rights.

(a) General. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth in this Restated Certificate of Incorporation, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise expressly provided in this Restated Certificate of Incorporation or those matters required by law to be submitted to a class vote.

(b) Authorized Shares. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon, irrespective of any contrary provisions contained in Section 242(b)(2) of the Delaware General Corporation Law (and subject, as applicable, to the protective provisions of Article IV, Paragraph A, Section 5 below, which may require the affirmative vote or written consent of the holders of the Preferred Stock, voting together as a single class).

(c) Election of Directors. At each election of directors of the Corporation, (i) the holders of Common Stock, voting as a single class, shall be entitled to elect one (1) director, (ii) the holders of Preferred Stock, voting together as a single class, shall be entitled to elect five (5) directors and (iii) the holders of Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis, shall be entitled to elect two (2) directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Article IV, Paragraph A, Section 4(c), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or if there are no such directors remaining, by the vote or written consent of the holders of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant; provided, however, that where such vacancy occurs among the directors elected by the holders of one or more classes or series of stock (voting together as a single class), the holders of shares of such classes or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the Corporation’s stockholders, which vote or action by written consent shall constitute and effectuate the immediate removal and the replacement of the successor that had been elected by action of the Board of Directors.

5. Protective Provisions, Preferred Stock. The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of (i) a majority of the Board of Directors and (ii) the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class:

(a) purchase, redeem or otherwise acquire (or pay into or set aside a sinking fund for such purpose) any shares of capital stock of the Corporation other than in connection with the repurchase of Common Stock at a price no higher than the original issuance price from employees, officers, directors, consultants or other service providers pursuant to agreements providing for a right or obligation of the Corporation to make such repurchase upon termination of service;

(b) increase or decrease the total number of authorized shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series D-1 Preferred Stock;

(c) authorize or create (by reclassification or otherwise), any new class or series of equity security having a preference over, or on a parity with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series D-1 Preferred Stock;

(d) amend the Certificate of Incorporation or Bylaws of the Corporation;

(e) take any action that adversely affects the rights, preferences or privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series D-1 Preferred Stock;

(f) declare, set aside for payment or pay any dividend on the Common Stock;

(g) authorize or consummate a Liquidation Event;

(h) issue any securities of any subsidiary of the Corporation other than to the Corporation;

(i) change the authorized number of members of the Board of Directors; or

(j) increase the number of shares available for issuance pursuant to the Corporation’s stock plan(s) or materially amend, modify or change the terms thereof.

6. Series D-1 Preferred Stock Protective Provisions. So long as 2,000,000 or more shares of Series D-1 Preferred Stock (subject to adjustment for any Recapitalization Event) are outstanding, the Corporation shall not (including by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of at least 75% of the voting power represented by the then outstanding shares of Series D-1 Preferred Stock, voting as a separate class, amend, alter, waive or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws in a manner that:

(a) adversely affects the Series D-1 Preferred Stock, but does not correspondingly so affect the Junior Preferred Stock;

(b) reduces the aggregate dollar amount of the liquidation preference payable to the Series D-1 Preferred Stock:

(i) pursuant to Article IV, Paragraph A, Section 2(a) except in the case of this subclause (i) only for a reduction in the dollar amount of such liquidation preference in like proportion to reductions that affect all the liquidation preference amounts of all Preferred Stock pursuant to Article IV, Paragraph A, Section 2 as a condition to, and effective upon, the closing of the issuance and sale of capital stock by the Corporation in an equity financing in which the Corporation receives gross proceeds from the sale of its stock of not less than $5,000,000 and that is not in connection with or in contemplation of any Liquidation Event in which the aggregate net proceeds available for distribution to the stockholders of the Corporation is an amount less than or equal to $33,000,000; or

(ii) pursuant to Article IV, Paragraph A, Section 2(c) except in the case of this subclause (ii) only for a reduction in the dollar amount of such liquidation preference in like proportion to reductions that affect the liquidation preference amounts of all Preferred Stock;

(c) adversely affects the priority over the Junior Preferred Stock and Common Stock of the liquidation preferences payable to the Series D-1 Preferred pursuant to Article IV, Paragraph A, Section 2 (for the avoidance of doubt, authorizing or creating any new class or series of equity security (other than by reclassification) having a preference over, or on a parity with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series D-1 Preferred Stock shall not be deemed to adversely affect the priority of the liquidation preferences of the Series D-1 Preferred pursuant to this clause (c));

(d) adversely affects the rights of the Series D-1 Preferred Stock related to conversion pursuant to Article IV, Paragraph A, Section 3, but does not correspondingly so affect the rights of the Junior Preferred Stock related to conversion pursuant to Article IV, Paragraph A, Section 3; or

(e) adversely affects the special voting rights of the Series D-1 Preferred Stock set forth in Article IV, Paragraph A, Section 3(b)(ii) or adversely affects the protective provisions set forth in this Article IV, Paragraph A, Section 6.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV, Paragraph A, Section 3 hereof, or otherwise acquired by the Corporation, the shares so converted or acquired shall be cancelled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

B. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are as follows:

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends as set forth in Article IV, Paragraph A, Section 1 hereof, and subject to Article IV, Paragraph A, Section 5, the holders of Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation. Upon a Liquidation Event, the assets of this Corporation available for distribution to its stockholders shall be distributed as provided in Article IV, Paragraph A, Section 2 hereof.

3. Redemption. The Common Stock shall not be redeemable at the option of the holder.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote for each share of Common Stock held by such holder, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the Delaware General Corporation Law or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws of the Corporation so provide. Except as otherwise provided in this Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, the affirmative vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director, officer, agent or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

ARTICLE X

The Corporation reserves the right to amend or repeal any of the provisions contained in this Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights conferred upon the stockholders of the Corporation herein are granted subject to this reservation.”

*        *        *

4. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on this 22nd day of June, 2010.

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Christopher W. Cabrera
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF XACTLY CORPORATION

Xactly Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the Delaware General Corporation Law:

1. The first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 105,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 70,415,957 shares, 10,652,633 of which shares shall be designated “Series A Preferred Stock,” 9,501,539 of which shares shall be designated “Series B Preferred Stock,” 12,031,497 of which shares shall be designated “Series C Preferred Stock,” 15,563,652 of which shares shall be designated “Series D Preferred Stock,” 15,166,636 of which shares shall be designated “Series E Preferred Stock” and 7,500,000 of which shares shall be designated “Series D-1 Preferred Stock.”

”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of May, 2013, and the foregoing facts stated herein are true and correct.

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Name: Christopher W. Cabrera
Title: President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF XACTLY CORPORATION

Xactly Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the Delaware General Corporation Law:

1. The first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 105,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 70,665,957 shares, 10,652,633 of which shares shall be designated “Series A Preferred Stock,” 9,501,539 of which shares shall be designated “Series B Preferred Stock,” 12,031,497 of which shares shall be designated “Series C Preferred Stock,” 15,563,652 of which shares shall be designated “Series D Preferred Stock,” 15,166,636 of which shares shall be designated “Series E Preferred Stock” and 7,750,000 of which shares shall be designated “Series D-1 Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of January, 2014, and the foregoing facts stated herein are true and correct.

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Name: Christopher W. Cabrera
Title: President and Chief Executive Officer